Exhibit 1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of May 24, 2021, is by and among Clough Capital Partners L.P., a Delaware limited partnership, Clough Capital Partners LLC, a Delaware limited liability company, and Charles I. Clough, Jr. (the foregoing are collectively referred to herein as the “Clough Capital Filers”).

Each of the Clough Capital Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13G (and amendments thereto) with respect to shares of Common Stock, par value $0.01 per share, of Checkmate Pharmaceuticals, Inc., a Delaware corporation, beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Clough Capital Filers hereby agree to file a single statement on Schedule 13G (and any amendments thereto) on behalf of each of the Clough Capital Filers, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Clough Capital Filers upon written notice to the other Clough Capital Filers.

Executed and delivered as of the date first above written.

CLOUGH CAPITAL PARTNERS L.P.

By	Clough Capital Partners LLC,
its general partner

	By:	/S/ Charles I. Clough, Jr.
Charles I. Clough, Jr.,
managing member

CLOUGH CAPITAL PARTNERS LLC

By:		/S/ Charles I. Clough, Jr.
Charles I. Clough, Jr.,
managing member

By:		/S/ Charles I. Clough, Jr.
Charles I. Clough, Jr., individually